Filed Pursuant to rule 424(b)(3)
                                        Registration Nos. 333-112036, 333-118713
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED AUGUST 12, 2004)


                            WESTERN GOLDFIELDS, INC.

                        39,304,334 SHARES OF COMMON STOCK


     This prospectus supplement relates to resales of 25,699,334 shares of our common stock and 13,605,000 shares of common stock issuable upon exercise of the warrants by our security holders from time to time. The selling security holders will receive all the proceeds from the sale of the offered shares.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 12, 2004.

                              --------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

     The information in the table appearing under the heading "Selling Security Holders" in the prospectus is amended by adding the information below with respect to security holders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to security holders previously listed in the prospectus or in any amendments or supplements thereto that are listed in the table below. All information concerning beneficial ownership has been furnished by the selling security holders.

                                                                                  SHARES BENEFICIALLY
                                                                                         OWNED
                                                                                    AFTER OFFERING
                                                                                -----------------------
                                         NUMBER OF SHARES
NAME OF SELLING SECURITY                BENEFICIALLY OWNED   NUMBER OF SHARES
HOLDER(1)                                PRIOR TO OFFERING     BEING OFFERED    NUMBER (2)   PERCENT(2)
--------------------------------------  -------------------  -----------------  -----------  ----------
Trevor Gould                                      30,000(3)          30,000(3)            -           -
MGC Ventures, Inc.(4)                            420,000(3)         420,000(3)            -           -
OBC Gestion(5)                                 1,875,000(3)       1,875,000(3)            -           -
Any pledgees, assignees,
  transferees and other successors
  in interest of the selling security
  holders (1)(2)(6)                                      -                  -             -           -

----------
*   Less  than  1%.
(1) Information concerning other selling security holders will be set forth in one or more prospectus supplements from time to time, if required.
(2) Assumes that all of the shares of common stock issued are sold by the selling security holder.
(3) Consists of units consisting of two shares of our common stock and a warrant to purchase one share of our common stock exercisable for two years at an exercise price of $1.00 per share purchased in our November-December 2003 private placement.
(4) We have been advised that Rockne J. Timm is the President of Gold Reserve Corporation, the parent company of the selling security holder.
(5) We have been advised that Jean-Philippe Lahana is the fund manager of the selling security holder.
(6) Assumes that any pledgees, assignees, transferees and other successors in interest do not beneficially own any of our common stock other than common stock issuable or issued upon exercise of the warrants.


          The date of this prospectus supplement is September 1, 2004.